INVESTMENT MANAGEMENT

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VOYA®

Exhibit (e)(1)(i)

March 1, 2025

Andrew K. Schlueter

Senior Vice President

Voya Investments Distributor, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Schlueter:

Pursuant to the Underwriting Agreement, dated November 18, 2014, between Voya Funds Trust (“VFT”) and Voya Investments Distributor, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Underwriter to render underwriting services to Voya VACS Series HYB Fund (the “Fund”), effective on March 1, 2025, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A is attached hereto.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Equity Trust

ACCEPTED AND AGREED TO:

Voya Investments Distributor, LLC

By: /s/ Andrew K. Schlueter

Name: Andrew K. Schlueter

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA FUNDS TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Floating Rate Fund

Voya GNMA Income Fund

Voya Government Money Market Fund Voya High Yield Bond Fund

Voya Intermediate Bond Fund

Voya Short Duration Bond Fund (formerly, Voya Short Term Bond Fund) Voya Short Duration High Income Fund

Voya Strategic Income Opportunities Fund Voya VACS Series HYB Fund